EXHIBIT 99.1

For Immediate Release

                                                                                                                                  Nextel Partners, Inc.

                                                                                                                                  4500 Carillon Point

                                                                                                                                  Kirkland, WA  98033

                                                                                                                                  (425) 576-3600

Contacts:

Investors:  Alice Kang  (425) 576-3696

Media: Susan Johnston (425) 576-3617

Nextel Partners Announces Proposed Offering of

$100 Million Convertible Senior Notes

KIRKLAND, Wa. —  May 6, 2003 - Nextel Partners, Inc. (NASDAQ: NXTP) today announced its intention to sell $100 million of Convertible Senior Notes due 2008 to qualified institutional buyers in an unregistered offering pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”).  In addition, Nextel Partners will grant the initial purchasers an overallotment option to purchase up to an additional $25 million principal amount of the notes.  The notes will be convertible into Nextel Partners Class A common stock.  The net proceeds of the offering will be used for general corporate purposes, including potential opportunistic purchases of currently outstanding debt obligations.

The notes to be offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.  This press release does not constitute an offer to sell these securities nor is it a solicitation of an offer to purchase these securities.  The statements in this news release regarding future aspects relating to the offering and other statements which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, market and competitive conditions.

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